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Exhibit 99.1

SYNAPTIC PHARMACEUTICAL'S STOCKHOLDERS
APPROVE MERGER AGREEMENT WITH H. LUNDBECK A/S

        PARAMUS, N.J., Feb. 11, 2003—Synaptic Pharmaceutical Corporation (Nasdaq: SNAP) announced that, at a special meeting of stockholders held earlier today, its stockholders approved the merger of Synaptic and a subsidiary of H. Lundbeck A/S ("Lundbeck"). As a result of the merger, Synaptic will become a wholly owned subsidiary of Lundbeck. The effective date of the merger is expected to occur following the expiration of the notification period under Article 16 of the Mexican Antitrust Law. The Company received early termination of the waiting period with respect to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Synaptic currently anticipates that the effective date of the merger will occur in March 2003, subject to the satisfaction or waiver of the closing conditions contained in the merger agreement.

        Under the terms of the merger agreement with Lundbeck and its subsidiary, upon the merger becoming effective, outstanding shares of Synaptic's common stock will be converted into the right to receive $6.50 in cash, without interest; outstanding shares of Synaptic's Series B Convertible Preferred Stock will be converted into the right to receive $1,499.15 in cash, without interest; and outstanding shares of Synaptic's Series C Convertible Preferred Stock will be converted into the right to receive $1,088.54 in cash, without interest.

        At the close of the market on the effective date of the merger, Synaptic's shares of common stock will be delisted from The Nasdaq Stock Market and will no longer be traded.

        Synaptic Pharmaceutical Corporation is a drug discovery company using its proprietary portfolio of G protein-coupled receptors as the basis for developing new drugs for the treatment of a variety of human disorders.

Forward-looking statements

        This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, those related to the transactions described in this press release and any other statements which are not historical facts. Forward-looking statements may be identified by words like "expected" and "anticipates" and similar expressions. Such statements involve assumptions relating to the receipt of regulatory approvals, the condition of our business and other conditions to the merger. Although the Company believes that the assumptions used to make the forward-looking statements contained herein are reasonable, actual facts and conditions may exist in the future that could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. Many factors, including those discussed more fully in Synaptic's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

CONTACT: Errol B. De Souza, President and CEO, of Synaptic Pharmaceutical Corporation, +1-201-261-1331, ext. 103; or Robert Ferris, RFBinder Partners, Investor Relations, +1-212-994-7505, for Synaptic Pharmaceutical Corporation.

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  Exhibit 99.1
SYNAPTIC PHARMACEUTICAL 'S STOCKHOLDERS APPROVE MERGER AGREEMENT WITH H. LUNDBECK A/S